Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antero Resources Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-191693) on Form S-8 of Antero Resources Corporation of our report dated February 27, 2014, with respect to the consolidated balance sheets of Antero Resources Corporation as of December 31, 2012 and 2013, and the related consolidated statements of operations and comprehensive income (loss),  equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Antero Resources Corporation.

/s/ KPMG LLP
Denver, Colorado

February 27, 2014